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                                                                    EXHIBIT 23.1


CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in Registration Statement No. 333-105794 of Sterling Chemicals, Inc. (the "Company") on Form S-8 of our report dated February 14, 2005, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2004 (which report expresses an unqualified opinion and includes 1) an explanatory paragraph referring to the application of fresh-start accounting in accordance with AICPA Statement of Position 90-7, "Financial Reporting for Entities in Reorganization Under the Bankruptcy Code," and the lack of comparability of financial information between reporting periods, and 2) an emphasis paragraph related to the change in the Company's fiscal year end).







DELOITTE & TOUCHE LLP


Houston, Texas
February 15, 2005